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                                                                   EXHIBIT 23.9



         CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION









         We hereby consent to (i) the inclusion of our opinion letter, dated June 14, 2000, to the Board of Directors of World Access, Inc., a Delaware Corporation (the "Company"), as Appendix B to the Proxy Statement/Prospectus of the Company, which forms a part of this Registration Statement on Form S-4 (the "Proxy Statement/Prospectus), relating to the Company's proposed acquisition of TelDaFax Aktiengesellschaft ("TelDaFax") shares from the Apax funds and Dr. Klose, the TelDaFax tender offer and the German business combination between the Company and TelDaFax, and (ii) all references to us in the sections captioned "Opinion of World Access' financial advisor regarding the TelDaFax transactions" of the Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Any other use of our opinion requires our prior written consent.



                                        DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION



                                        By: /s/ Michael Connolly
New York, New York                         -----------------------------------
November 13, 2000